Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2012

MECHANICSBURG, PENNSYLVANIA — May 3, 2012 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2012.

For the first quarter ended March 31, 2012, net operating revenues increased 7.3% to $744.0 million compared to $693.2 million for the same quarter, prior year.  Income from operations increased 4.5% to $91.6 million compared to $87.6 million for the same quarter, prior year.  Net income attributable to Select Medical increased 23.4% to $41.5 million compared to $33.7 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, and other income (expense) (“Adjusted EBITDA”) for the first quarter increased 3.1% to $109.1 million compared to $105.7 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table V of this release.  Income per common share for the first quarter ended March 31, 2012 was $0.29 on a fully diluted basis compared to income per common share of $0.22 for the quarter ended March 31, 2011.

Specialty Hospitals

Certain specialty hospital key statistics are presented in table IV of this release.  For the first quarter of 2012, net operating revenues for the specialty hospital segment increased 6.4% to $553.0 million compared to $519.9 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment decreased 0.4% to $100.0 million compared to $100.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 18.1% for the first quarter of 2012, compared to 19.3% for the same quarter, prior year.

Outpatient Rehabilitation

Certain outpatient rehabilitation key statistics are presented in table IV of this release.  For the first quarter of 2012, net operating revenues for the outpatient rehabilitation segment increased 10.2% to $190.9 million compared to $173.2 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the first quarter increased 5.0% to $22.5 million compared to $21.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.8% for the first quarter of 2012, compared to 12.4% for the same quarter, prior year.

Stock Repurchase Program

On February 22, 2012, the board of directors of Select Medical authorized an increase of $100.0 million in the capacity of its common stock repurchase program from $150.0 million to $250.0 million.  The program will remain in effect until March 31, 2013, unless extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical repurchased 3,203,692 shares at a cost of $25.7 million, which includes transaction costs, during the quarter ended March 31, 2012.  Since the inception of the program through March 31, 2012, Select Medical has repurchased 19,968,299 shares at a cost of $142.6 million, which includes transaction costs.

Business Outlook

Select Medical reaffirms the financial guidance provided in its January 6, 2012 press release.  Select Medical expects consolidated revenue for full year 2012 to be in the range of $2.85 billion to $2.95 billion.  Select Medical expects Adjusted EBITDA for full year 2012 to be in the range of $390 million to $410 million.  Select Medical expects fully diluted income per common share for full year 2012 to be in the range of $0.86 to $0.94.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May, 4, 2012, at 9:00am EDT. The domestic dial-in number for the call is 1-866-578-5788. The international dial-in number is 1-617-213-8057. The passcode for the call is 68707993. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 11, 2012. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 75172895. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2012, Select Medical operated 111 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 950 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid, and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2011 and 2012

(In thousands, except per share amounts, unaudited)

	2011	2012	% Change

Net operating revenues	$693,186	$744,021	7.3%

Costs and expenses:
Cost of services	557,416	611,619	9.7%
General and administrative	16,566	14,224	(14.1)%
Bad debt expense	14,350	10,375	(27.7)%
Depreciation and amortization	17,222	16,199	(5.9)%

Income from operations	87,632	91,604	4.5%

Equity in earnings (losses) of unconsolidated subsidiaries	(73)	2,465	N/M
Interest income	56	—	N/M
Interest expense	(25,664)	(23,922)	(6.8)%

Income before income taxes	61,951	70,147	13.2%

Income tax expense	26,564	27,575	3.8%

Net income	35,387	42,572	20.3%

Less: Net income attributable to non- controlling interests	1,715	1,030	(39.9)%

Net income attributable to Select Medical Holdings Corporation	$33,672	$41,542	23.4%

Income per common share:
Basic	$0.22	$0.29
Diluted	$0.22	$0.29

Weighted average shares outstanding:
Basic	152,838	141,426
Diluted	153,056	141,640

N/M = Not Meaningful

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2011	March 31, 2012
Assets
Cash	$12,043	$9,274
Accounts receivable, net	413,743	465,687
Current deferred tax asset	18,305	19,894
Prepaid income taxes	9,497	—
Other current assets	29,822	34,178
Total Current Assets	483,410	529,033
Property and equipment, net	510,028	491,773
Goodwill	1,631,716	1,631,383
Other identifiable intangibles	72,123	71,868
Assets held for sale	2,742	2,742
Other assets	72,128	79,779
Total Assets	$2,772,147	$2,806,578

Liabilities and equity
Payables and accruals	$373,090	$366,518
Current portion of long-term debt	10,848	14,451
Total Current Liabilities	383,938	380,969
Long-term debt, net of current portion	1,385,950	1,399,039
Non-current deferred tax liability	82,028	85,029
Other non-current liabilities	64,905	69,459
Total equity	855,326	872,082
Total Liabilities and Equity	$2,772,147	$2,806,578

III.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2011 and 2012

(In thousands, unaudited)

	2011	2012
Operating Activities
Net Income	$35,387	$42,572
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,222	16,199
Provision for bad debts	14,350	10,375
Loss (gain) from disposal or sale of assets	188	(3,550)
Non-cash stock compensation expense	880	1,261
Amortization of debt discount	507	311
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(100,135)	(62,319)
Other current assets	(3,076)	(4,419)
Other assets	2,052	2,028
Accounts payable	11,777	(1,560)
Due to third-party payors	(474)	485
Accrued expenses	(9,948)	(20,585)
Income and deferred taxes	26,238	27,382
Net cash provided by (used in) operating activities	(5,032)	8,180

Investing activities
Purchases of property and equipment	(12,920)	(11,751)
Proceeds from sale of assets	250	16,511
Investment in business	—	(7,840)
Acquisition of businesses, net of cash acquired	(2,000)	—
Net cash used in investing activities	(14,670)	(3,080)

Financing activities
Borrowings on revolving credit facilities	205,000	230,000
Payments on revolving credit facilities	(105,000)	(215,000)
Payments on 2011 credit facility term loans	—	(2,125)
Payments on 2005 credit facility term loans	(59,563)	—
Borrowings of other debt	5,496	5,835
Principal payments on other debt	(2,494)	(2,328)
Repurchase of common stock	(2,026)	(25,739)
Proceeds from issuance of common stock	81	95
Proceeds from (repayment of) bank overdrafts	(9,418)	2,491
Distribution to non-controlling interests	(1,671)	(1,098)
Net cash provided by (used in) financing activities	30,405	(7,869)

Net increase (decrease) in cash and cash equivalents	10,703	(2,769)

Cash and cash equivalents at beginning of period	4,365	12,043
Cash and cash equivalents at end of period	$15,068	$9,274

Supplemental Cash Flow Information
Cash paid for interest	$41,365	$31,285
Cash paid for taxes	$103	$204

IV.  Key Statistics

For the Three Months Ended March 31, 2011 and 2012

(unaudited)

	2011	2012	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	110	111
Rehabilitation hospitals (a)	8	12
Total specialty hospitals	118	123
Net operating revenues (,000)	$519,924	$553,038	6.4%
Number of patient days (b)	333,856	343,021	2.7%
Number of admissions (b)	13,810	14,055	1.8%
Net revenue per patient day (b)(c)	$1,514	$1,525	0.7%
Adjusted EBITDA (,000)	$100,353	$99,954	(0.4)%
Adjusted EBITDA margin	19.3%	18.1%

Outpatient Rehabilitation
Number of clinics — end of period	945	950
Net operating revenues (,000)	$173,191	$190,899	10.2%
Number of visits (d)	1,138,700	1,152,209	1.2%
Revenue per visit (e)	$103	$103	0.0%
Adjusted EBITDA (,000)	$21,406	$22,478	5.0%
Adjusted EBITDA margin	12.4%	11.8%

(a)          Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

V. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2011 and 2012

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2011	2012
Net income	$35,387	$42,572
Income tax expense	26,564	27,575
Interest expense, net of interest income	25,608	23,922
Equity in (earnings) losses of unconsolidated subsidiaries	73	(2,465)
Stock compensation expense:
Included in general and administrative	470	772
Included in cost of services	410	489
Depreciation and amortization	17,222	16,199
Adjusted EBITDA	$105,734	$109,064

Specialty hospitals	$100,353	$99,954
Outpatient rehabilitation	21,406	22,478
Other (1)	(16,025)	(13,368)
Adjusted EBITDA	$105,734	$109,064

(1)  Other consists primarily of general and administrative costs.